EXHIBIT 99.1

KBR Announces Strong Second Quarter 2022 Financial Results
Delivers Excellent Progress Toward 2025 Long-Term Targets

•Outstanding earnings delivering quarterly net income attributable to KBR of $94 million; diluted EPS of $0.61; adj. EPS1 of $0.76, an increase of 31% over 2021; and 12% adj. EBITDA1 margins
•Expanding flexibility with robust quarterly operating cash flow of $125M; added an additional $232M of deployable free cash in the quarter
•Growing platform of long-term, strategic programs; 2.1x book-to-bill2
•Advancing strategic deployment with expanded investment in Mura Technology and acquisition of VIMA Group

HOUSTON, TX - August 2, 2022 - KBR, Inc. (NYSE: KBR) today announced its second quarter 2022 financial results and updated its FY 2022 financial guidance.
“Building on strong momentum in attractive end markets, we continue to make excellent progress toward KBR’s 2025 long-term targets,” said Stuart Bradie, President and CEO of KBR. “Themes that favor our capabilities and technologies - national security, defense modernization, global energy security and climate change - continue to be at the forefront of priorities. Combined with the unwavering commitment of our team of teams to deliver on our clients’ missions, I am pleased to report that the company posted another outstanding quarter of superb safety results, earnings growth, cash generation and strategic program awards.”

Bradie also announced KBR continues to prioritize enhancing its position in attractive, differentiated end markets with high barriers to entry through a combination of investments and acquisitions.

“During the quarter, we continued to shape our portfolio and deployed capital in a strategic, accretive, balanced manner,” Bradie said. “Our acquisition of VIMA Group, a leading UK company specializing in digital transformation for clients in the defense sector, advances our growing platform of high-end consulting, engineering and advisory services in the international defense market. Furthermore, the expansion of our investment in Mura Technology, a UK-based pioneer in circular plastics recycling technology, strengthens the alliance between our companies and places KBR at the center of enabling a global plastics circular economy. We welcome our new colleagues and partners into the KBR family and are excited about the opportunities to shape the future together.”

Summarized Second Quarter 2022 Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions, except share data	2022	2021*	2022	2021*
Revenues	$1,616	$1,536	$3,330	$2,997
Gross profit	$201	$207	397	375
Net income (loss) attributable to KBR	$94	$(149)	$23	$(100)
Adjusted EBITDA[1]	$186	$156	$340	$291
Earnings (loss) per share:
Diluted earnings (loss) per share	$0.61	$(1.06)	$0.17	$(0.71)
Adjusted earnings per share[1]	$0.76	$0.58	$1.38	$1.06
Cash flows:
Operating cash flows	$125	$104	$214	$154
Adjusted operating cash flows[1]	$125	$108	$214	$165
Adjusted free cash flows[1]	$112	$98	$195	$149
Deployable free cash flows[1]	$344	$98	$445	$149
*As adjusted for the adoption of ASU 2020-06 using the full retrospective method
1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure
2 Consistent with our practice, book-to-bill excludes long-term UK PFIs

Financial highlights for the quarter ended June 30, 2022
•Revenue of $1.6 billion grew 5% compared to the same period in 2021 primarily attributable to increased activity in 2022 in the European Command related to the war in Ukraine as well as the acquisition of Frazer-Nash Consultancy in October 2021, partially offset by activity in 2021 related to our exit from Middle East contingency operations.
•KBR net income attributable to KBR, diluted earnings per share, adj. EBITDA1 and adj. EPS1 increased in line with revenue as well as the following.
◦Net income attributable to KBR was $94 million and $23 million for the three- and six-month periods ended June 30, 2022, respectively, and diluted earnings per share was $0.61 and $0.17 for the three- and six-month periods ended June 30, 2022, respectively. Adj. EBITDA1 was $186 million and adj. EBITDA1 margins were 12% in Q2 2022.
◦Government Solutions (GS) delivered excellent earnings and adj. EBITDA1 margins of 12% in Q2 2022.
▪GS earnings continue to benefit from favorable international mix, strong project execution, excellent customer performance scores in challenging technical areas that reflect high client satisfaction, core revenue growth and favorable project closeouts.
▪GS earnings were favorably impacted by the sale of selected non-core assets for which we received $42 million in proceeds and recorded $22 million in gains on assets sales that elevated margins by ~165 bps in Q2 2022.
◦Sustainable Technology Solutions (STS) delivered excellent earnings and adj. EBITDA1 margins of 18% in Q2 2022.
▪STS earnings reflect strong end markets, superior technology offerings, and highly sought-after engineering solutions.
▪STS earnings were enhanced by the acceleration of certain project close-outs and other timing items that elevated margins by ~160 bps in Q2 2022.
▪STS earnings in Q2 2021 were favorably impacted by a net favorable $16 million benefit associated with the settlement of a subcontractor dispute.
◦In connection with KBR's expanded investment in Mura Technology announced in Q2 2022 and other observable third-party transactions, we stepped up the carrying value of our original 5% investment made in 2021 to its fair market value and recorded a $16 million unrealized gain on investment. Consistent with the company's practice, this amount has been excluded from adj. EBITDA1 and adj. EPS1.
◦In connection with our announced exit from commercial activities in Russia, we recorded a predominantly non-cash, pretax charge of $12 million in Q2 2022. We have excluded the impact of this item from adj. EBITDA1 and adj. EPS1.
◦In connection with settlement negotiations between KBR's JKC joint venture and its client in 2021, KBR recorded a $193 million charge for its proportionate share of unfunded client change orders and claims in Q2 2021. In October 2021, KBR announced that JKC entered into a binding settlement agreement that resolved outstanding claims and disputes, an important de-risking event that reduced future uncertainty. Consistent with the company's practice, this amount has been excluded from adj. EBITDA1 and adj. EPS1.
◦During Q2 2022, KBR received approximately $190 million in connection with the settlement of a subcontractor matter. These proceeds are reflected in cash flows from investing activities.

Recent Developments and New Business
In the quarter ended June 30, 2022, the company delivered book-to-bill2 of 2.1x and recorded $2.9 billion of awards and options, including the following:
1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure
2 Consistent with our practice, book-to-bill excludes long-term UK PFIs

•A new $69 million ceiling, five-year best value takeaway to provide research and development for airborne manned reconnaissance aircraft intelligence, surveillance, reconnaissance, and targeting systems for Naval Surface Warfare Center Crane; services include systems engineering, technology improvements, integration, test & evaluation, and training.
•A $95 million, five-year expanded recompete win to develop tools to manage maintenance data, monitor trends, and conduct prognostic analysis using DEVSECOPS to improve readiness of naval aircraft. This award is double the predecessor contract.
•A $1.5 billion award that represents KBR's proportionate share of its non-majority joint venture KZJV's notice to proceed with Phase 1 of Plaquemines LNG for Venture Global LNG, inclusive of KBR services to be provided to KZJV. KZJV will integrate highly modularized, owner-furnished equipment for the 13.33 million tonnes per annum nameplate facility. KBR's role in the joint venture is project management, engineering, program integration and interface management, and commissioning support under an innovative commercial structure that enhances overall program alignment between KZJV and its client. Consistent with our backlog policy, we have recorded our proportionate share of KZJV's estimated backlog into KBR's backlog. As this project is predominantly accounted for as an equity method investment, our proportionate share of the joint venture's future earnings will be recorded in Equity in earnings of unconsolidated affiliates.
•As announced in Q1 2022, a $640 million ceiling Ground Systems and Mission Operations contract to support more than 10 NASA exploration missions, including continued efforts on the James Webb Space Telescope, Lunar Reconnaissance Orbiter and Earth Observing System. KBR will provide systems engineering, launch and early orbit support, flight operations, and flight dynamics support to various NASA missions managed by Space Science Mission Operations and Earth Science Mission Operations at NASA's Goddard Space Flight Center. This highly strategic and technical win represents KBR's largest recompete in 2022.

Capital Deployment
KBR continues to employ a balanced approach to capital allocation, which includes investments that facilitate sustainable, long-term growth and prudent return of capital to shareholders. In the quarter ended June 30, 2022, the company generated $344 million of deployable free cash, which included strong quarterly operating cash flows, planned capital expenditures, and the receipt of proceeds from the sale of non-core assets and subcontractor settlements.
•Today, the company completed its acquisition of VIMA Group, a leading UK digital transformation company serving defense clients, for an agreed-upon purchase price of approximately $73 million funded from cash on hand, subject to certain working capital and other closing adjustments, $5 million of deferred consideration and potential additional cash payments aggregating up to approximately $12 million, contingent upon the achievement of certain performance targets. VIMA Group delivers solutions across a number of large-scale, high-priority digital transformation programs to support its clients in ensuring availability of effective digital and information technology as guided by the UK's Digital Strategy for Defence. VIMA Group is a trusted advisor and a top five supplier to Defence Digital and Navy Digital – both organizations within the UK Ministry of Defence with a number of highly strategic, fast-growing programs. The VIMA Group acquisition is KBR's third acquisition announced in the UK over the past year and enhances the company's platform of high-end consulting, engineering and advisory services in this growing defense market. In July 2021, KBR acquired Harmonic Ltd and in October 2021, Frazer-Nash Consultancy.
•In June 2022, we announced an expansion of our investment in Mura Technology, a UK-based pioneer in circular plastics recycling technology. This investment builds on an alliance KBR and Mura entered into in early 2021 whereby KBR became the exclusive licensing partner for Mura’s innovative, proprietary, closed-loop plastics recycling technology powered by super critical water. Not only does this incremental
1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure
2 Consistent with our practice, book-to-bill excludes long-term UK PFIs investment increase KBR's potential ownership percentage in Mura from ~5% to ~18.5%, but it also expands the suite of professional services KBR will deliver to Mura-led projects (e.g., advisory, engineering, project management services).
•In the first half of 2022, KBR returned capital to shareholders through the repurchase of $74 million of its common shares, inclusive of share repurchases to satisfy requirements of equity compensation plans and paid $32 million in shareholder dividends.

FY 2022 Guidance
KBR combines deep mission understanding, market-leading expertise and technology, and unwavering operational focus to deliver solutions that help solve our clients’ most complex issues. Our 2022 financial guidance is underpinned by favorable market tailwinds, good bookings momentum, a strong first half, and work under contract of over 90% to deliver our 2022 results.

KBR updates its FY 2022 guidance as follows:
•Consolidated revenue: $6.4 billion to $6.8 billion;
•Adjusted EBITDA1 margin: ~10%;
•Effective tax rate: 24% to 25%;
•GAAP earnings per share (EPS): $1.09 to $1.21 (updated) and adjusted EPS1: $2.53 to $2.65;
◦Increasing GAAP EPS guidance to reflect the impact of the appreciation in fair value of our investment in Mura Technology of $16 million, $0.09 per share. Consistent with the company's practice, this amount has been excluded from adj. EPS;
◦Decreasing GAAP EPS guidance to reflect the impact of a $12 million charge recorded in Q2 2022 associated with our announced exit from commercial activities in Russia; and
•GAAP operating cash flow (OCF): $330 million to $370 million; adjusted OCF1: $360 million to $400 million.

Conference Call Details
The company will host a conference call to discuss its second quarter 2022 financial results and updated guidance on Tuesday, August 2, 2022, at 7:30 a.m. Central Daylight Time. The conference call will be webcast simultaneously through the Investor Relations section of KBR’s website at investors.kbr.com. A replay of the webcast will be available shortly after the call on KBR’s website or by telephone at +1.929.458.6194, passcode: 662918.

About KBR
We deliver science, technology and engineering solutions to governments and companies around the world. KBR employs approximately 28,000 people worldwide with customers in more than 80 countries and operations in 34 countries. KBR is proud to work with its customers across the globe to provide technology, value-added services, and long-term operations and maintenance services to ensure consistent delivery with predictable results. At KBR, We Deliver.

Visit www.kbr.com

1 See additional information at the end of this release regarding non-GAAP financial information, including reconciliations to the nearest GAAP measure

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company's control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the ongoing conflict between Russia and Ukraine and the related impacts on our business as we wind down our business operations in Russia; the significant adverse impacts on economic and market conditions of the COVID-19 pandemic and the company's ability to respond to the resulting challenges and business disruption; the recent dislocation of the global energy market; the company's ability to manage its liquidity; the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; changes in capital spending by the company's customers; the company's ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates; escalating costs associated with and the performance of fixed-fee projects and the company's ability to control its cost under its contracts; claims negotiations and contract disputes with the company's customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; the possibility of cyber and malware attacks; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

The company's most recently filed Annual Report on Form 10-K, any subsequent Form 10-Qs and 8-Ks, and other U.S. Securities and Exchange Commission filings discuss some of the important risk factors that the company has identified that may affect its business, results of operations and financial condition. Except as required by law, the company undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

For further information, please contact:
Investors
Alison Vasquez
Vice President, Investor Relations
713-753-5082
Investors@kbr.com

Media
Philip Ivy
Vice President, Global Communications
713-753-3800
Mediarelations@kbr.com

KBR, Inc.
Condensed Consolidated Statements of Operations
(In millions, except for per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021[1]	2022	2021[1]
Revenues:
Government Solutions	$1,312	$1,231	$2,771	$2,395
Sustainable Technology Solutions	304	305	559	602
Total revenues	$1,616	$1,536	$3,330	$2,997
Gross profit:
Government Solutions	$154	$130	$313	$246
Sustainable Technology Solutions	47	77	84	129
Total gross profit	$201	$207	$397	$375
Equity in earnings (losses) of unconsolidated affiliates:
Government Solutions	$9	$8	$19	$15
Sustainable Technology Solutions	1	(194)	(127)	(189)
Total equity in earnings (losses) of unconsolidated affiliates	$10	$(186)	$(108)	$(174)
Selling, general and administrative expenses:
Government Solutions	$(54)	$(49)	$(108)	$(98)
Sustainable Technology Solutions	(17)	(21)	(32)	(35)
Other	(34)	(33)	(72)	(59)
Total selling, general and administrative expenses	$(105)	$(103)	$(212)	$(192)
Acquisition and integration related costs	—	(3)	(1)	(4)
Gain (loss) on disposition of assets and investments	22	(1)	22	(2)
Other	(1)	(2)	(2)	(2)
Operating income	$127	$(88)	$96	$1
Interest expense	(21)	(20)	(41)	(39)
Unrealized gain on cost method investment	16	—	16	—
Other non-operating income (expense)	5	2	5	(1)
Income (loss) before income taxes	$127	$(106)	$76	$(39)
Provision for income taxes	(33)	(40)	(52)	(57)
Net income (loss)	$94	$(146)	$24	$(96)
Less: Net income attributable to noncontrolling interests	—	3	1	4
Net income (loss) attributable to KBR	$94	$(149)	$23	$(100)
Adjusted EBITDA[2]	$186	$156	$340	$291
Diluted EPS	$0.61	$(1.06)	$0.17	$(0.71)
Adjusted EPS[2,3]	$0.76	$0.58	$1.38	$1.06
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
[2] See additional information at the end of this release regarding non-GAAP financial information, including a reconciliation to the nearest GAAP measure
[3] Diluted EPS is calculated using a share count of 156 million and 141 million for the three- and six-month periods ended June 30, 2022 and 2021, respectively. Adjusted EPS is calculated using a share count of 142 million and 141 million shares outstanding for the three- and six-month periods ended June 30, 2022 and 2021, respectively

KBR, Inc.
Condensed Consolidated Balance Sheets
(In millions, except share data)

	June 30,	December 31,
	2022	2021[1]
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$516	$370
Accounts receivable, net of allowance for credit losses of $11 and $13, respectively	1,033	1,411
Contract assets	208	224
Other current assets	125	147
Total current assets	1,882	2,152
Claims and accounts receivable	30	30
Property, plant, and equipment, net of accumulated depreciation of $420 and $431 (including net PPE of $16 and $19 owned by a variable interest entity), respectively	135	136
Operating lease right-of-use assets	150	158
Goodwill	2,025	2,060
Intangible assets, net of accumulated amortization of $308 and $291, respectively	656	708
Equity in and advances to unconsolidated affiliates	199	576
Deferred income taxes	202	231
Other assets	239	153
Total assets	$5,518	$6,204
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$647	$1,026
Contract liabilities	337	313
Accrued salaries, wages and benefits	296	317
Operating lease liabilities	44	41
Other current liabilities	168	178
Total current liabilities	1,492	1,875
Pension obligations	38	88
Employee compensation and benefits	97	111
Income tax payable	93	95
Deferred income taxes	72	70
Long-term debt	1,746	1,875
Operating lease liabilities	179	188
Other liabilities	205	219
Total liabilities	3,922	4,521
Commitments and Contingencies
KBR shareholders' equity:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, none issued	—	—
Common stock, $0.001 par value 300,000,000 shares authorized, 180,701,942 and 179,983,586 shares issued, and 139,042,581 and 139,786,136 shares outstanding, respectively	—	—
PIC	2,222	2,206
Retained earnings	1,276	1,287
Treasury stock, 41,659,361 shares and 40,197,450 shares, at cost, respectively	(1,016)	(943)
AOCL	(896)	(881)
Total KBR shareholders' equity	1,586	1,669
Noncontrolling interests	10	14
Total shareholders' equity	1,596	1,683
Total liabilities and shareholders' equity	$5,518	$6,204
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

KBR, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)
(Unaudited)

	Six Months Ended June 30,
	2022	2021[1]
Cash flows from operating activities:
Net income (loss)	$24	$(96)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	66	76
Equity in losses of unconsolidated affiliates	108	174
Deferred income tax	33	36
(Gain) loss on disposition of assets	(22)	2
Unrealized gain on cost method investment	(16)	—
Other	15	17
Changes in operating assets and liabilities:
Accounts receivable, net of allowance for credit losses	361	(29)
Contract assets	15	(4)
Accounts payable	(366)	65
Contract liabilities	36	(56)
Accrued salaries, wages and benefits	(17)	13
Payments on operating lease obligation	(29)	(30)
Payments from unconsolidated affiliates, net	8	10
Distributions of earnings from unconsolidated affiliates	43	26
Pension funding	(22)	(24)
Restructuring reserve	(7)	(14)
Other assets and liabilities	(16)	(12)
Total cash flows provided by operating activities	214	154
Cash flows from investing activities:
Purchases of property, plant and equipment	(19)	(16)
Return of (investments in) equity method joint ventures, net	189	(7)
Investment in cost method investment	(61)	(7)
Proceeds from sale of assets or investments	60	—
Acquisition of technology license	—	(7)
Other	—	(1)
Total cash flows provided by (used in) investing activities	169	(38)
Cash flows from financing activities:
Payments on short-term and long-term debt	(8)	(12)
Payments on revolving credit facility	(97)	—
Payments of dividends to shareholders	(32)	(30)
Net proceeds from issuance of common stock	5	10
Payments to reacquire common stock	(74)	(32)
Other	(9)	(10)
Total cash flows used in financing activities	(215)	(74)
Effect of exchange rate changes on cash	(22)	5
Increase in cash and cash equivalents	146	47
Cash and cash equivalents at beginning of period	370	436
Cash and cash equivalents at end of period	$516	$483
Noncash financing activities
Dividends declared	$17	$15
1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

KBR, Inc.
Backlog Information (a)
(In millions)
(Unaudited)

	June 30,	December 31,
	2022	2021
Government Solutions	$11,680	$12,628
Sustainable Technology Solutions	3,707	2,345
Total backlog	$15,387	$14,973
Award options	3,820	4,732
Total backlog and options	$19,207	$19,705

(a)Backlog generally represents the dollar amount of revenues we expect to realize in the future as a result of performing work on contracts and our pro-rata share of work to be performed by our consolidated and unconsolidated joint ventures. We generally include total expected revenues in backlog when a contract is awarded under a legally binding agreement. In many instances, arrangements included in backlog are complex, nonrepetitive and may fluctuate over the contract period due to the release of contracted work in phases by the customer. Additionally, nearly all contracts allow customers to terminate the agreement at any time for convenience. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where we act solely in a project management capacity, we only include the expected value of our services on each project in backlog.

We define backlog, as it relates to U.S. government contracts, as our estimate of the remaining future revenue from existing signed contracts over the remaining base contract performance period (including customer approved option periods) for which work scope and price have been agreed with the customer. We define funded backlog as the portion of backlog for which funding currently is appropriated, less the amount of revenue we have previously recognized. We define unfunded backlog as the total backlog less the funded backlog. Our Government Solutions backlog does not include any estimate of future potential delivery orders that might be awarded under our government-wide acquisition contracts, agency-specific indefinite delivery/indefinite quantity contracts, or other multiple-award contract vehicles nor does it include option periods that have not been exercised by the customer.

Within our Government Solutions business segment, we calculate estimated backlog for long-term contracts associated with the UK government's privately financed initiatives (PFIs) based on the aggregate amount that our client would contractually be obligated to pay us over the life of the project. We update our estimates of the future work to be executed under these contracts on a quarterly basis and adjust backlog if necessary.

We have included in the table above our proportionate share of unconsolidated joint ventures’ estimated backlog. As these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations. Our proportionate share of backlog for projects related to unconsolidated joint ventures totaled $3.6 billion at June 30, 2022, and $2.6 billion at December 31, 2021.

We estimate that as of June 30, 2022, 35% of our backlog will be executed within one year. Of this amount, 84% will be recognized in revenues on our condensed consolidated statement of operations and 16% will be recorded by our unconsolidated joint ventures. As of June 30, 2022, $66 million of our backlog relates to active contracts that are in a loss position.

As of June 30, 2022, 10% of our backlog was attributable to fixed-price contracts, 39% was attributable to PFIs, 25% was attributable to cost-reimbursable contracts, and 26% was attributable to time-and-materials contracts. For contracts that contain fixed-price, cost-reimbursable, and time-and-materials components, we classify the individual components as either fixed-price, cost-reimbursable, or time-and-materials according to the composition of the contract; however, for smaller contracts, we characterize the entire contract based on the predominant component. As of June 30, 2022, $8.1 billion of our Government Solutions backlog was currently funded by our customers.

Non-GAAP Financial Information
The following information provides reconciliations of certain non-GAAP financial measures presented in the press release to which this reconciliation is attached to the most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles (GAAP). The company has provided the non-GAAP financial information presented in the press release as information supplemental and in addition to the financial measures presented in the press release that are calculated and presented in accordance with GAAP. Such non-GAAP financial measures should not be considered superior to, as a substitute for or alternative to, and should be considered in conjunction with, the GAAP financial measures presented in the press release. The non-GAAP financial measures in the press release may differ from similar measures used by other companies.

EBITDA and Adjusted EBITDA
We evaluate performance based on EBITDA and Adjusted EBITDA. EBITDA is defined as Net income (loss) attributable to KBR, plus interest expense, net; provision for income taxes; other non-operating income (expense); and depreciation and amortization. Adjusted EBITDA excludes certain amounts included in EBITDA. EBITDA and Adjusted EBITDA for each of the three- and six-month periods ended June 30, 2022 and 2021 are considered non-GAAP financial measures under SEC rules because EBITDA and Adjusted EBITDA exclude certain amounts included in the calculation of net income (loss) attributable to KBR in accordance with GAAP for such periods. Management believes EBITDA and Adjusted EBITDA afford investors a view of what management considers KBR's core performance for each of the three- and six-month periods ended June 30, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core performance for the comparable periods.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2022	2021[1]	2022	2021[1]

Net income (loss) attributable to KBR	$94	$(149)	$23	$(100)
Adjustments
•Interest expense, net	21	20	41	39
•Provision for income taxes	33	40	52	57
•Other non-operating (income) expense	(5)	(2)	(5)	1
•Depreciation and amortization	33	38	66	76
Consolidated EBITDA	$176	$(53)	$177	$73
Adjustments
•Acquisition, integration and restructuring	2	5	3	6
•Non-cash loss on legal entity rationalization	—	2	—	3
•Ichthys commercial resolution	8	198	140	201
•Legacy legal fees	4	4	8	8
•Appreciation in fair value of investments	(16)	—	(16)	—
•Provisions related to exit from Russian commercial projects	12	—	28	—
Adjusted EBITDA	186	156	$340	$291
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1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method

Adjusted EPS
Adjusted earnings per share (Adjusted EPS) for each of the three- and six-month periods ended June 30, 2022 and 2021 is considered a non-GAAP financial measure under SEC rules because Adjusted EPS excludes certain amounts included in the diluted EPS calculated in accordance with GAAP for such periods. The most directly comparable financial measure calculated in accordance with GAAP is diluted EPS for the same periods. Management believes that Adjusted EPS affords investors a view of what management considers KBR's core earnings performance for each of the three- and six-month periods ended June 30, 2022 and 2021 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for each of the three- and six-month periods ended June 30, 2022 and 2021 by adjusting diluted EPS for the items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021[1]	2022	2021[1]

Diluted earnings (loss) per share	$0.61	$(1.06)	$0.17	$(0.71)
Adjustments
•Amortization related to acquisitions	$0.05	$0.07	$0.09	$0.14
•Ichthys interest and commercial dispute costs	$0.04	$1.46	$1.00	$1.50
•Acquisition, integration and restructuring	$0.01	$0.03	$0.01	$0.03
•Impact of new convert accounting and bond hedge	$0.05	$—	$—	$—
•Legacy legal fees	$0.02	$0.02	$0.04	$0.04
•Provisions related to exit from Russian commercial projects	$0.07	$—	$0.16	$—
•Appreciation of fair value of investments	$(0.09)	$—	$(0.09)	$—
•Non-cash loss on legal entity rationalization	$—	$0.01	$—	$0.01
•Non-cash impact of UK statutory tax rate increase	$—	$0.05	$—	$0.05
Adjusted EPS[2]	$0.76	$0.58	$1.38	$1.06
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1 As adjusted for the adoption of ASU 2020-06 using the full retrospective method
2 Diluted EPS is calculated using a share count of 156 million and 141 million for the three- and six-month periods ended June 30, 2022 and 2021, respectively Adjusted EPS is calculated using a share count of 142 million and 141 million shares outstanding for the three- and six-month periods ended June 30, 2022 and 2021, respectively

We have calculated the 2022 guidance for Adjusted EPS by adjusting diluted EPS for the items included in the table below.

	FY 2022 EPS Guidance
Diluted earnings per share guidance:	$1.09	$1.21
Adjustments
•Amortization related to acquisitions	0.19
•Ichthys interest and commercial dispute costs	1.00
•Acquisition, integration and restructuring	0.02
•Impact of new convert accounting and bond hedge[1]	0.06
•Legacy legal fees	0.10
•Provisions related to exit from Russian commercial projects	0.16
•Appreciation of fair value of investments[2]	(0.09)
•Non-cash gain/loss from legal entity rationalization[2]	TBD
Adjusted EPS Guidance[3]	$2.53	$2.65
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1 Conversion option will be calculated and adjusted quarterly based on KBR trading price
2 Adjustment will be based on actual activity in 2022
3 Diluted and Adjusted FY 2022 EPS guidance is calculated using a share count of 156 million and 142 million, respectively

Adjusted Cash Flows Provided by Operating Activities and Adjusted Free Cash Flows
Adjusted operating cash flows and adjusted free cash flows are considered non-GAAP financial measures under SEC rules. Adjusted operating cash flows exclude certain amounts included in the cash flows provided by operating activities calculated in accordance with GAAP. Adjusted free cash flows exclude capital expenditures from adjusted operating cash flows. Deployable free cash flows exclude capital expenditures from adjusted operating cash flows and include certain amounts included in the cash flows provided by investing activities calculated in accordance with GAAP. The most directly comparable financial measure calculated in accordance with GAAP is cash flows provided by operating activities. Management believes that adjusted operating cash flows, adjusted free cash flows and deployable free cash flows afford investors a view of what management considers KBR's core operating cash flow performance and also afford investors the ability to make a more informed assessment of such core operating cash generation performance.

We have calculated adjusted operating cash flows and adjusted free cash flows for each of the three- and six-month periods ended June 30, 2022 and 2021 by adjusting operating cash flow provided by operating activities for items included in the table below.

	Three Months Ended June 30,		Six Months Ended June 30,
Dollars in millions	2022	2021	2022	2021
Cash flows provided by operating activities	$125	$104	$214	$154
Add back: Major project advance work-off	—	4	—	11
Adjusted operating cash flows	$125	$108	$214	$165
Less: Capital expenditures	(13)	(10)	(19)	(16)
Adjusted free cash flows	$112	$98	$195	$149

Proceeds from sale of assets or investments	42	—	60	—
Receipt of proceeds from subcontractor settlement	190	—	190	—
Deployable free cash flows	$344	$98	$445	$149

Adjusted free cash flow per share[1]	$0.79	$0.70	$1.37	$1.06
Adjusted earnings per share[1]	$0.76	$0.58	$1.38	$1.06
Adjusted free cash conversion	104%	121%	99%	100%
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1 Adjusted free cash flow per share and adjusted earnings per share for the three- and six-month periods ended June 30, 2022 and 2021 are calculated using a share count of 142 million and 141 million shares, respectively

We have calculated the 2022 guidance for adjusted operating cash flows by adjusting cash flows provided by operating activities for the items included in the table below.

Dollars in millions	FY 2022 Operating Cash Flow Guidance
Cash flows provided by operating activities guidance	$330	$370
Add: Impact of CARES Act temporary tax repayment	30
Adjusted operating cash flows guidance	$360	$400